Exhibit 99.1

ALL DEPOSITORIES, NOMINEES, BROKERS AND OTHERS:

PLEASE FACILITATE THE TRANSMISSION OF THIS NOTICE

TO ALL BENEFICIAL OWNERS

IMPORTANT NOTICE

To the Holders of the

General Motors Nova Scotia Finance Company

£350,000,000

8.375% Notes due 2015 (ISIN No. XS0171922643)1

and

£250,000,000

8.875% Notes due 2023 (ISIN No. XS0171908063)

Reference is made to the Fiscal and Paying Agency Agreement dated as of July 10, 2003, by and between General Motors Nova Scotia Finance Company, as issuer, General Motors Corporation (now known as Motors Liquidation Company) (the “Company”), as guarantor, Deutsche Bank Luxembourg S.A., as fiscal agent (the “Fiscal Agent”), and Banque Générale du Luxembourg S.A., as paying agent pursuant to which the 8.375% Notes Due 2015 (ISIN No. XS0171922643) and the 8.875% Notes due 2023 (ISIN No. XS0171908063) (collectively, the “Notes”) were issued. Capitalized terms not defined herein shall have the meanings given to them in the Plan, as defined below.

On June 1, 2009, the Company and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On March 18, 2011, the Debtors filed the Second Amended Joint Chapter 11 Plan (the “Plan”). On March 29, 2011, the Bankruptcy Court entered the Confirmation Order in respect of the Plan. The Plan became effective on March 31, 2011 (the “Effective Date”).

The Plan provides for the creation of a liquidating trust (the “GUC Trust”) that holds New GM Stock, New GM Warrants with an exercise price set at $10.00 per share, and New GM Warrants with an exercise price set at $18.33 per share (collectively, the “New Securities”) and is responsible for making distributions under the Plan to holders of Allowed General Unsecured Claims. Such distributions include a pro rata share of the New Securities held by the GUC Trust and then available for distribution to holders of Allowed General Unsecured Claims, and units of beneficial interest in the GUC Trust (“Units”), which Units represent the contingent right to receive assets of the GUC Trust, including New Securities, that are not required for the satisfaction of Disputed General Unsecured Claims (to the extent ultimately Allowed) or to satisfy costs and expenses of the GUC Trust.

Claims against the GUC Trust in respect of the Notes were considered Disputed General Unsecured Claims on the Effective Date and thus were not entitled to receive, at that time, any distribution of New Securities or Units pursuant to the Plan. On September 26, 2013, the GUC Trust entered into a settlement agreement with

[1]

Note: ISIN numbers appearing herein have been included solely for the convenience of the holders of Notes (as defined herein). The GUC Trust assumes no responsibility for the selection or use of such numbers and makes no representation as to the correctness of any ISIN numbers listed herein.

certain parties to an ongoing litigation related to the Notes (the “Settlement Agreement”), pursuant to which certain claims related to the Notes (the “Note Claims”) were to be deemed Allowed by the Bankruptcy Court and thus entitled to receive distributions of New Securities and Units in respect thereof. The Settlement Agreement was subsequently approved by the Bankruptcy Court and the Supreme Court of Nova Scotia and became effective on November 25, 2013. Pursuant to the Settlement Agreement, the GUC Trust is required to distribute, in the aggregate, to holders of Notes as of November 27, 2013 (the “Record Date”) (a) 6,174,015 shares of New GM Stock, (b) 5,612,741 New GM Warrants with an exercise price set at $10.00 per share, (c) 5,612,741 New GM Warrants with an exercise price set at $18.33 per share, and (d) 1,550,000 Units (the “Distribution”). The Distribution is expected to occur on or about December 2, 2013, and will be allocated to holders of Notes per 1,000 principal amount as follows:

	Number of New Securities and Units Allocable per 1,000 of Principal Amount of Notes
Description of Notes	Shares of New GM Stock (ISIN No. US37045V1008)	New GM Warrants, Exercise Price of $10.00 per Share (ISIN No. US37045V1180)	New GM Warrants, Exercise Price of $18.33 per Share (ISIN No. US37045V1263)	GUC Trust Units (ISIN No. US62010U1016)
2015 Notes (ISIN No. XS0171922643)	10.130600	9.209634	9.209634	2.543308
2023 Notes (ISIN No. XS0171908063)	10.513220	9.557476	9.557476	2.639368

The actual number of New Securities and Units distributed on account of an entire series of Notes will be subject to rounding as provided in Section 5.6(a) of the GUC Trust Agreement, and no fractional New Securities shall be distributed. Each holder’s allocated amount may vary slightly due to rounding in accordance with the customary procedures of the Clearstream and Euroclear clearing systems.

The Distribution does not require, nor will it cause, the surrender of the Notes pursuant to the terms of the Plan. Holders of the Notes are not required by the Clearstream and Euroclear clearing systems, the Fiscal Agent or the common depositary for the Notes to take any action to receive distributions pursuant to the Plan. Plan distributions to holders of Notes will be made through the Clearstream and Euroclear clearing systems in accordance with their customary procedures.

Following the Distribution, any undistributed New Securities that are not required for the satisfaction of Disputed General Unsecured Claims or to satisfy costs and expenses of the GUC Trust shall be subsequently distributed to holders of Units, in accordance with the GUC Trust Agreement and the Plan. In addition, it is possible that there may be additional cash distributions made from a separate trust which was created under the Plan, entitled the Motors Liquidation Company Avoidance Action Trust. Pursuant to the terms of the Settlement Agreement, any such future cash distributions from the Motors Liquidation Company Avoidance Action Trust on account of Note Claims will be made to holders of the Notes as of the Record Date of November 27, 2013 (as the beneficial owners of the Allowed General Unsecured Claims relating thereto), and not to any subsequent transferees thereof.

The GUC Trust makes no recommendations and gives no investment or legal advice herein, and all holders of Notes are urged to consult with their own advisors concerning such Notes, the Plan and the Distribution, including tax advisors concerning the tax treatment of any distributions thereunder.

Information on the bankruptcy proceedings can be found at: www.motorsliquidationdocket.com.

Information can also be found on the website of the GUC Trust at: www.mlcguctrust.com.

This Notice is given by:

Motors Liquidation Company GUC Trust

November 25, 2013